Exhibit 10.6

IMPEL NEUROPHARMA, INC.

April 15, 2021

Adrian Adams

Sent via email

Dear Adrian:

Impel NeuroPharma, Inc. (the “Company”) is pleased to continue your employment with the Company on the following terms, effective as of the date on which the Company’s registration statement on Form S-1 in connection with its initial public offering of common stock (the “IPO”) is declared effective by the Securities Exchange Commission (the “Effective Date”). Prior to the Effective Date and in the event that the IPO does not occur, your employment with the Company will continue to be subject to the terms of the offer letter between you and the Company dated as of May 4, 2020.

1. Position. Your title will remain Chairman of the Board of Directors and Chief Executive Officer (“CEO”), and you will report to the Company’s Board of Directors (the “Board”). Your service to the Company is to be full-time. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company or be competitive with the Company. You may continue as a board member of companies that have previously been approved by the Board, so long as these companies are not competitive with the Company and your positions do not interfere with your duties and responsibilities to the Company or create a conflict of interest with the Company. By signing this employment agreement, you re-affirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Base Salary; Expenses. The Company will pay you a salary at the rate of $575,000 per year (“Base Salary”), payable in accordance with the Company’s standard payroll schedule. This salary may be increased to reflect performance achievements, as determined by the Board or the Compensation Committee of the Board (the “Compensation Committee”) from time to time and in its sole discretion. Subject to your timely presentation of invoices and in accordance with the Company’s policies and provisions, the Company will also reimburse you in an amount not to exceed $55,000 in the aggregate on an annual basis (the “Reimbursement Amount”), grossed up for any income taxes (if applicable), for reasonable expenses for coach airfare travel and housing accommodations for travel between your home town and Seattle, Washington. You will not receive any specific cash compensation for your services as the Company’s Chairman or Board member.

3. Cash Incentive. In addition, you will be eligible to earn an annual target cash bonus equal to 60% of your Base Salary (your “Target Bonus”). The actual bonus amount awarded to you (your “Annual Bonus”) will be determined based upon the Company’s achievement and your performance, as determined by the Board or the Compensation Committee. Each Annual Bonus will be paid no later than two and one half months following the end of the applicable performance year to which it relates, and otherwise in accordance with the Company’s standard payroll schedule.

4. Equity Awards. You and the Company acknowledge and agree that the Company has previously granted you options to purchase shares of the Company’s common stock, which are subject to the terms and conditions of the documents evidencing such options, as amended by this Section and Section 6 below. If, upon the occurrence of a Corporate Transaction, you are in employment with the Company and the Board determines that any equity or equity derivative awards granted to you prior to such Corporate Transaction are not continued, assumed, converted, replaced, or substituted by the successor to the Company in a Corporate Transaction, the time-based and service-based vesting conditions subject to any such equity then held by you will accelerate in full immediately prior to the consummation of the Corporate Transaction regardless of whether there occurs an Involuntary Termination and to the extent that any such equity that would be subject to vesting acceleration pursuant to this Section 4 are subject to performance-based vesting conditions, such conditions will be deemed to be met at target, as of the date of such the Corporate Transaction.

5. Employee Benefits.

(a) In connection with your service, you will remain eligible to receive employee benefits, bonus plan participation and perquisites commensurate with those provided to the Company’s senior executives, which include the Company’s 401(k) plan, its life insurance, hospitalization, major medical and other similar employee benefit plans, as may be in effect from time to time.

(b) You will remain entitled to paid vacation in an amount commensurate with that of other senior executives, which, in any event, will not be less than four weeks annually, plus any paid holidays and other paid leave, as set forth in the Company’s policies, as in effect from time to time.

6. Termination.

(a) Upon the termination of your employment with the Company at any time for any reason, you will be paid your salary through your termination date and any other benefits or payments, including any accrued and unused vacation, which must be provided to you under applicable law.

(b) If you are subject to an Involuntary Termination at any time other than upon or within 12 months following a Corporate Transaction, then subject to Section 9, you will be entitled to receive the following benefits (collectively, the “Severance”):

i. the value of all accrued and vested payments under any benefit plans not otherwise described in this Section 6 that have not been paid or otherwise used through your termination date, which benefits will be paid to you on the Company’s first regular payroll date following the end of the Release Period;

ii. 12 months of your then-current Base Salary to be paid in equal installments on the Company’s regular payroll dates for a 12-month period from the date of the Involuntary Termination, provided that the first payment will commence on the first regular payroll date following the end of the Release Period and include any amounts that would have been payable during the Release Period but for this sentence;

iii. a lump sum payment equal to your Target Bonus in the year of the Involuntary Termination, as such Target Bonus shall be pro-rated on a daily basis for the number of days of service in the performance year in which your employment terminated, which payment will be made to you at the time such bonuses are paid to other participants, or, if earlier, by March 15 of the year following the year of the Involuntary Termination;

iv. vesting acceleration as to that number of then unvested shares subject to all equity then held by you, which would have vested in the twelve (12) month period following your termination date had you remained in employment with the Company; to the extent that any such equity are subject to performance-based vesting conditions, the treatment of such equity shall be governed exclusively by the terms set forth in the applicable award agreements and equity incentive plan;

v. subject to your timely and proper election of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), continuation of your life insurance coverage and, for both you and your eligible dependents, continuation of your then-effective group medical and dental coverage, at Company cost, for 12 months following the Involuntary Termination. The Company’s obligations under this section (v) shall not apply once you become eligible for medical, dental, or life insurance coverage from another entity where the cost to you is consistent with similarly situated participants under such plans and you agree to provide prompt notice to the Company if you become so eligible.

(c) If you are subject to an Involuntary Termination upon or within 12 months following a Corporate Transaction then, subject to Section 9 and in lieu of the benefits set forth in Section 6(b), you will be entitled to receive the following benefits (collectively, the “CIC Severance”):

i. the value of all accrued and vested payments under any benefit plans not otherwise described in this Section 6 that have not been paid or otherwise used through your termination date, which benefits will be paid to you on the first regular payroll date following the end of the Release Period;

ii. 18 months of your then-current Base Salary plus 12 months of the amount of your then-current Target Bonus (assuming 100% achievement) to be paid in equal installments on the Company’s regular payroll dates for an 18-month period from the date of the Involuntary Termination, provided that the first payment will commence on the first regular payroll date following the end of the Release Period and include any amounts that would have been payable during the Release Period but for this sentence;

iii. a lump sum payment equal to your Target Bonus in the year of the Involuntary Termination, as such Target Bonus shall be pro-rated on a daily basis for the number of days of service in the performance year in which your employment terminated, which payment shall be made to you at the time such bonuses are paid to other participants, or, if earlier, by March 15 of the year following the year of the Involuntary Termination;

iv. full vesting acceleration as to all equity then held by you;

v. subject to your timely and proper election of coverage under COBRA, continuation of your life insurance coverage and, for both you and your eligible dependents, continuation of your then-effective group medical and dental coverage, at Company cost, for 18 months following the Involuntary Termination. The Company’s obligations under this section (v) will not apply once you become eligible for medical, dental, or life insurance coverage from another entity where the cost to you is consistent with similarly situated participants under such plans and you agree to provide prompt notice to the Company if you become so eligible.

(d) Receipt of the Severance or the CIC Severance, as applicable, will be conditioned in its entirety upon your execution of a release of claims in a form prescribed by the Company, without alterations (the “Release”) and your continued compliance with the terms thereof, which Release must be executed and become irrevocable, within 60 days of your Involuntary Termination (this 60-day period, the “Release Period”). Any acceleration effected by Section 6(b)(iv) or Section 6(c)(iv) will be effective as of the Separation and the resulting vested equity cancelled without consideration if the Release does not become effective by its terms and within the Release Period.

7. Proprietary Information and Inventions Agreement. The Company’s standard Proprietary Information and Inventions Agreement, which you have signed, remains in full force and effect.

8. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will remain “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without Cause or notice. Any contrary representations that may have been made to you are superseded by this employment agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized member of the Board (other than you).

9. Tax Matters.

(a) Withholding. All forms of compensation referred to in this employment agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Section 409A. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), each salary continuation payment under Section 6 is hereby designated as a separate payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) at the time of your Separation, then (i) the benefits under Section 6, to the extent that they are subject to Section 409A, will commence on the first business day following (A) expiration of the six month period measured from your Separation or (B) the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when the salary continuation payments commence. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this employment agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A, (x) the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year; (y) in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses; and (z) in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. Further, to the extent any nonqualified deferred compensation subject to Section 409A payable to you hereunder could be paid in one or more taxable years depending upon you completing certain employment-related actions (such as resigning after a failure to cure a Good Reason event and/or returning an effective release), then any such payments will commence or occur in the later taxable year to the extent required by Section 409A.

(c) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

(d) Section 280G. In the event that any payment or benefit received or to be received by you pursuant to this employment agreement or otherwise (any “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this subsection (d), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of subsection (b), such Payments will be either (A) provided in full pursuant to the terms of this employment agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (the “Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in your receipt, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless you and the Company otherwise agree in writing, any determination required under this subsection will be made by independent tax counsel designated by the Company and reasonably acceptable to you (“Independent Tax Counsel’), whose determination will be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required under this subsection, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel will assume that you pay all taxes at the highest marginal rate. You and the Company will furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this subsection. The Company will bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. In the event that Section 9(d)(ii)(B) above applies, then such reduction shall be made in the following order: (i) first, any future cash payments (if any) shall be reduced (if necessary, to zero, with the payment farthest in the future being so reduced first); (ii) second, any current cash payments shall be reduced (if necessary, to zero); (iii) third, all non-cash payments (other than equity or equity derivative related payments) shall be reduced (if necessary, to zero); and (iv) fourth, all equity or equity derivative payments shall be reduced. If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 9(e) hereof will apply, and the enforcement of Section 9(e) will be the exclusive remedy to the Company.

(e) Adjustments. If, notwithstanding any reduction described in Section 9(d) hereof (or in the absence of any such reduction), the IRS determines that you are liable for the Excise Tax as a result of the receipt of one or more Payments, then you will be obligated to surrender or pay back to the Company, within one-hundred twenty (120) days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments will be the smallest such amount, if any, as will be required to be surrendered or paid to the Company so that your net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) will be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments will be zero (0) if a Repayment Amount of more than zero (0) would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by you from the Payments. If the Excise Tax is not eliminated pursuant to this Section 9(e), then you will pay the Excise Tax.

10. Interpretation, Amendment and Miscellaneous. Upon the Effective Date, this employment agreement supersedes and replaces any prior or contemporaneous agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitutes the complete agreement between you and the Company regarding the subject matter set forth herein. This employment agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized member of the Board (other than you). This employment agreement shall be governed by and construed in accordance with the laws of the State of Washington. If any term, covenant, condition or provision of this employment agreement or the application thereof to any person or circumstance shall, at any time, or to any extent, be determined invalid or unenforceable, the remaining provisions of this employment agreement shall not be affected thereby and shall be deemed valid and fully enforceable to the extent permitted by law. This employment agreement may be executed in any number of counterparts, and each such counterpart hereof will be deemed to be an original instrument, but all such counterparts together will constitute but one agreement. Signature pages delivered by electronic signature or facsimile or electronic mail will be treated as originals. If court proceedings are required to enforce any provision of this employment agreement, the substantially prevailing or successful party shall be entitled to an award of the reasonable and necessary expenses of litigation, including reasonable attorneys’ fees. The rights and obligations of the Company under this employment agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. Your rights and obligations hereunder are non-assignable. The Company may assign its rights and obligations to any entity in which the Company or an entity affiliated with the Company, has a majority ownership interest. Any notice required by this employment agreement shall be sufficient if in writing and delivered to the party or sent by electronic or certified mail, return receipt requested and addressed to the party’s last business or residential address, or otherwise delivered in person or through a reliable electronic delivery system. Either party may change the specified address by giving written notice of such change.

11. Arbitration. You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision except that each party may, at its, his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s private, proprietary, confidential or trade secret information (collectively, “Arbitrable Claims”). THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS.

This employment agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims.

The arbitration shall be conducted in King County, Washington through the American Arbitration Association (“AAA”) before a single neutral arbitrator, in accordance with the AAA employment arbitration rules then in effect. The AAA rules may be found and reviewed at www.adr.org under the “Rules & Forms” tab. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. If, for any reason, any term of this Arbitration provision is held to be invalid or unenforceable, all other valid terms and conditions herein shall be severable in nature, and remain fully enforceable.

12. Definitions. The following terms have the meaning set forth below wherever they are used in this employment agreement:

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Board or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Corporate Transaction” means the occurrence of any of the following events: (a) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities, provided, however, that for purposes of this subclause (a) the acquisition of additional securities by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company will not be considered a Corporate Transaction; (b) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (c) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; (d) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Internal Revenue Code of 1986, as amended (the “Code”) wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of capital stock of the Company), or (e) a change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purpose of this subclause (e), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Corporate Transaction. For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, to the extent that any amount constituting deferred compensation (as defined in Section 409A of the Code) would become payable under this employment agreement by reason of a Corporate Transaction, such amount will become payable only if the event constituting a Corporate Transaction would also qualify as a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each as defined within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and IRS guidance that has been promulgated or may be promulgated thereunder from time to time.

“Involuntary Termination” means you experience a Separation due to your Termination Without Cause or your resignation for Good Reason.

“Good Reason” means any of the following conditions has come into existence without your consent:

(a) a material reduction of your Base Salary; or

(b) a material diminution of your authority, duties or responsibilities, provided that that a reduction in your authority, duties or responsibilities following a Corporate Transaction shall not constitute Good Reason if (i) there is no material demotion in your authority, duties or responsibilities within that division of the acquiring company comprised of the Company, (ii) you merely experience a change in your title, or (iii) the reduction is due to your failure to be elected or reelected to the Board or any committee thereof, to the extent applicable.

A resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within 30 days after the condition comes into existence, the Company fails to cure the condition within 30 days after receiving your written notice, and you immediately terminate your employment upon the Company’s failure to cure or the Company’s notice to you that it will decline to cure.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

“Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

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We hope that you will accept our offer of continued employment with the Company. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this employment agreement and returning it to me.

Very truly yours,

IMPEL NEUROPHARMA, INC.

By:	/s/ David Allison
Name:	David Allison
Title:	Lead Independent Director

I have read and accept this employment offer:

/s/ Adrian Adams
Signature of Adrian Adams

Dated:	4/15/2021